Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP EXTENDS VEHICLE SUPPLY
AGREEMENT WITH FORD MOTOR COMPANY

Tulsa, Oklahoma, February 24, 2010:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that it has extended its vehicle supply agreement with Ford Motor Company (Ford) for an additional year.  The agreement will allow the Company to source a portion of its annual vehicle purchases through Ford until August 2013 and can be extended further with joint approval.

“We are very pleased with our first-year results under our Ford supply agreement and are excited about Ford’s future product offerings. We continue to receive very positive feedback from our rental customers on Ford vehicles.  This contract extension is a continuation of our long-term commitment to maintaining a diversified fleet,” said Scott L. Thompson, President and Chief Executive Officer.

The Company previously announced that its 2010 vehicle purchases include 34% Ford, 30% Chrysler, 20% General Motors, 6% Nissan and 10% other automobile manufacturers.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is headquartered in Tulsa, Oklahoma. Driven by the mission "Value Every Time," the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 80 countries. Dollar and Thrifty have over 600 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit http://www.dtag.com/ or the brand sites at http://www.dollar.com/ and http://www.thrifty.com/.

Contacts:

Financial:	H. Clifford Buster III	Media:	Chris Payne
	Chief Financial Officer		Senior Manager
	(918) 669-3277		Corporate Communications
(918) 669-2236
	Kindra Marts		chris.payne@dtag.com
Director
Investor Relations
(918) 669-2119
kindra.marts@dtag.com